PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation 1999 Broadway, Suite 4300 Denver, Colorado 80202	Bruce P. Inglis Vice President – Finance and Corporate Controller (303) 296-5600

TIMET UPDATE REGARDING FILING OF ITS THIRD QUARTER 2005 FORM 10-Q

DENVER, COLORADO . . . November 15, 2005 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported that in connection with finalizing the preparation of the Company’s consolidated financial statements for the quarter ended September 30, 2005, certain matters came to the attention of the Company related to the Company’s methodology of allocating costs to its inventories, and whether certain costs that had previously been treated as period costs (and therefore expensed when incurred) should have been capitalized into the Company’s inventories and allocated to cost of sales when the related product was sold. As a result of the time involved in addressing this matter, the Company will be delayed in filing its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which Quarterly Report would otherwise be required to be filed today. Based on information currently available to the Company, the Company believes the final results of its review of the Company’s methodology of allocating costs to its inventories will result in a conclusion that its previously-issued consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America in all material respects. The Company believes that any adjustment, were one required, would be a shift in the timing of recognizing such costs between quarters either through an increase or decrease in cost of sales that is not expected to exceed $2 million in any quarter or annual period.

The Company also provided its unaudited consolidated financial statements as of September 30, 2005, and for the interim periods ended September 30 2004 and 2005, and related financial and other disclosures as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 14, 2005. While the Company currently believes the consolidated financial statements and related financial and other disclosures contained in the exhibit to such Current Report on Form 8-K and in its most recent earnings release dated November 9, 2005 will be consistent with the Company’s consolidated financial statements and related financial and other disclosures that will be contained in its Quarterly Report when filed, the consolidated financial statements and related financial and other disclosures contained in such exhibit are, however, subject to future correction and revision as a result of completion of the review discussed above and could differ from the Company’s consolidated financial statements and related financial and other disclosures that will be contained in its Quarterly Report when filed.

Similarly, the Company’s previously-issued consolidated financial statements, included in its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 are subject to future correction and revision as result of completion of the review discussed above.

TIMET, headquartered in Denver, Colorado, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

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